Exhibit 99.1

Senmiao Technology Limited Announces 1-for-10 Reverse Stock Split

Chengdu, China, July 24, 2025 – Senmiao Technology Limited (“Senmiao” or the “Company”) (Nasdaq: AIHS) reported that it expects to implement a 1-for-10 reverse stock split (the “Reverse Stock Split”) on its common stock, par value $0.0001 per share (the “Common Stock”) effective Tuesday, July 29, 2025, with trading to begin on a split-adjusted basis at the market open on that day. Trading in the Common Stock will continue on the Nasdaq Stock Market under the symbol “AIHS”. The new CUSIP number for the Common Stock following the Reverse Stock Split is 817225303.

The Reverse Stock Split at a ratio of 1-for-10 was approved by the Company’s Board of Directors.

Upon the effectiveness of the Reverse Stock Split, every 10 shares of the Company’s issued and outstanding Common Stock will automatically be converted into one share of issued and outstanding Common Stock. No fractional shares will be issued as a result of the Reverse Stock Split. Instead, any fractional shares that would have resulted from the split will be rounded up to the next whole number. The Reverse Stock Split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s outstanding common stock, except for adjustments that may result from the treatment of fractional shares.

In connection with the reverse stock split, the Company filed a Certificate of Change with the State of Nevada to reduce the authorized number of shares of the Company’s common stock from 500,000,000 shares to 50,000,000 shares, the reduction at the same ratio as its issued and outstanding shares of Common Stock. No stockholder’s approval and amendment to the Company’s Articles of Incorporation are required pursuant to Nevada Revised States 78.207 and 78.209.

About Senmiao Technology Limited

Headquartered in Chengdu, Sichuan Province, Senmiao provides automobile transaction and related services including sales of automobiles, facilitation and services for automobile purchases and financing, management, operating leases, guarantees and other automobile transaction services in China. For more information about Senmiao, please visit: http://www.senmiaotech.com. Senmiao routinely provides important updates on its website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements (including those relating to the operation of Senmiao’s ride-hailing platform) are subject to significant risks, uncertainties and assumptions, including those detailed from time to time in the Senmiao’s filings with the SEC, and represent Senmiao’s views only as of the date they are made and should not be relied upon as representing Senmiao’s views as of any subsequent date. Senmiao undertakes no obligation to publicly revise any forward-looking statements to reflect changes in events or circumstances.

For more information, please contact:

At the Company:

Yiye Zhou

Email: edom333@ihongsen.com

Phone: +86 28 6155 4399

© 2025 Senmiao Technology Ltd. All rights reserved.